Exhibit 99.2

September 27, 2019

FHLBank Indianapolis
CEO Connection
A Message from President and CEO Cindy Konich

Transitioning from LIBOR

The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.

As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, has required that by March 31, 2020, the FHLBanks cease entering into new LIBOR referenced instruments with maturities beyond December 31, 2021. This change may impact certain FHLBank Indianapolis products with LIBOR component, including:

•	LIBOR Adjustable Advances

•	Putable Advances

•	Rally Participating Bullets

•	Inverse Floater Advances

•	Flipper Advances

The FHFA has also directed the FHLBanks to update their pledged collateral certification reporting requirements by March 31, 2020 in an effort to encourage members to distinguish LIBOR-linked collateral maturing past December 31, 2021.

The full supervisory letter from the FHFA is available for your reference here: Supervisory Letter - Planning for LIBOR Phase-Out.

The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate. Each FHLBank has developed a multi-year plan to reduce its LIBOR exposures over time.

As we prepare for this transition, we also want to ensure that you, our members, are as prepared as possible. The following resources regarding the LIBOR transition are available:

•	Replacing LIBOR with SOFR

•	Credit Bulletin: Introducing the SOFR Daily Reset Advance

•	Alternative Reference Rates Committee

•	FHFA.gov - LIBOR Transition

We will provide you with ongoing updates as new information and resources become available. If you have questions regarding this communication or would like more details on the LIBOR transition, please contact the Advances Desk at 1-800-442-2568 or your Account Manager.